EXHIBIT 99.1

ZW Data Action Technologies Reports Second Quarter and First Half 2022 Unaudited Financial Results

BEIJING, Aug. 19, 2022 (GLOBE NEWSWIRE) -- ZW Data Action Technologies Inc. (Nasdaq: CNET) (the "Company"), an integrated online advertising, precision marketing, data analytics and other value-added services provider serving enterprise clients, today announced its unaudited financial results for the three and six months ended June 30, 2022.

Second Quarter 2022 Financial Results

Revenues

For the second quarter of 2022, revenues decreased by $7.61 million, or 52.3%, to $6.95 million from $14.55 million for the same period last year. The decrease in revenues was primarily attributable to the decrease in revenues from our Internet advertising and related services business segment, as a result of the repeated regional COVID-19 rebound in many provinces in China during the first half of fiscal 2022, which affected business of most of our small medium enterprises (“SMEs”) clients.

Cost of revenues

Total cost of revenues decreased by $7.74 million, or 52.4%, to $7.03 million for the second quarter of 2022 from $14.77 million for the same period last year. The decrease in cost of revenues was primary attributable to the decrease in costs associated with distribution of the right to use search engine marketing service we purchased from key search engines, which was in line with the decrease in the related revenues.

Gross loss and gross loss margin

Gross loss was $0.08 million for the second quarter of 2022, compared to $0.22 million for the same period last year. Overall gross loss margin rate was 1.2% for the second quarter of 2022, compared to 1.5% for the same period last year.

Operating expenses

Sales and marketing expenses was $0.08 million for the second quarter of 2022, compared to $0.07 million for the same period last year. The increase in sales and marketing expenses was mainly attributable to the increase in staff salaries, staff benefits and other general office expenses of our sales department in Guangzhou, as a result of the increase in business development activities of our Guangzhou office since the fourth fiscal quarter of 2021.

General and administrative expenses decreased by $5.40 million, or 68.4%, to $2.50 million for the second quarter of 2022 from $7.90 million for the same period last year. The decrease in general and administrative expenses was mainly attributable to the decrease in share-based compensation expenses of $6.73 million, which was partially offset by the increase in allowance for doubtful accounts of $0.95 million and amortization of administrative assets of $0.39 million.

Research and development expenses decreased by $0.03 million, or 37.1%, to $0.06 million for the second quarter of 2022 from $0.09 million for the same period last year. The decrease in research and development expenses was primarily due to a reduction in headcount in the research and development department.

Operating loss

Loss from operations was $2.71 million for the second quarter of 2022, compared to $8.28 million for the same period last year. Operating loss margin was 39.1% for the second quarter of 2022, compared to 56.9% for the same period last year.

Other income, net

Total other income decreased to $1.00 million for the second quarter of 2022 from $4.61 million for the same period last year. The decrease was primarily attributable to the decrease in gain from change in fair value of warrant liabilities of $3.33 million.

Net loss attributable to CNET and loss per share

Net loss attributable to CNET was $1.71 million, or loss per share of $0.05, for the second quarter of 2022. This was compared to a net loss attributable to CNET of $3.65 million, or loss per share of $0.11, for the same period last year.

First Half 2022 Financial Results

Revenues

For the first half of 2022, revenues decreased by $8.35 million, or 36.4%, to $14.60 million from $22.95 million for the same period last year. The decrease in revenues was primarily attributable to the decrease in revenues from our Internet advertising and related services business segment, as a result of the repeated regional COVID-19 rebound in many provinces in China during the first half of fiscal 2022, which affected business of most of our small medium enterprises (“SMEs”) clients.

Cost of revenues

Total cost of revenues decreased by $9.34 million, or 39.1%, to $14.54 million for the first half of 2022 from $23.88 million for the same period last year. The decrease in cost of revenues was primary attributable to the decrease in costs associated with distribution of the right to use search engine marketing service we purchased from key search engines, which was in line with the decrease in the related revenues.

Gross profit (loss) and gross profit (loss) margin

Gross profit was $0.05 million for the first half of 2022, compared to a gross loss of $0.94 million for the same period last year. Overall gross profit margin rate was 0.4% for the first half of 2022, compared to a gross loss margin of 4.1% for the same period last year. The generation of gross profit and improvement of our overall gross margin rate for the first half year of 2022 was mainly attributable to the improvement of gross margin rate of our main stream of service revenues, i.e. distribution of the right to use search engine marketing services.

Operating expenses

Sales and marketing expenses increased by $0.05 million, or 45.5%, to $0.15 million for the first half of 2022, compared to $0.10 million for the same period last year. The increase in sales and marketing expenses was mainly attributable to the increase in staff salaries, staff benefits and other general office expenses of our sales department in Guangzhou, as a result of the increase in business development activities of our Guangzhou office since the fourth fiscal quarter of 2021.

General and administrative expenses decreased by $4.85 million, or 54.5%, to $4.05 million for the first half of 2022 from $8.90 million for the same period last year. The decrease in general and administrative expenses was mainly attributable to the decrease in share-based compensation expenses of $6.77 million, which was partially offset by the increase in allowance for doubtful accounts of $0.95 million, amortization of administrative assets of $0.78 million, and other administrative expenses of $0.20 million.

Research and development expenses decreased by $0.04 million, or 23.9%, to $0.12 million for the first half of 2022 from $0.16 million for the same period last year. The decrease in research and development expenses was primarily due to a reduction in headcount in the research and development department.

Operating loss

Loss from operations was $4.26 million for the first half of 2022, compared to $10.09 million for the same period last year. Operating loss margin was 29.2% for the second quarter of 2022, compared to 44.0% for the same period last year.

Other income, net

Total other income decreased to $1.83 million for the first half of 2022 from $7.10 million for the same period last year. The decrease was primarily attributable to the decrease in gain from change in fair value of warrant liabilities of $5.05 million.

Net loss attributable to CNET and loss per share

Net loss attributable to CNET was $2.43 million, or loss per share of $0.07, for the first half of 2022. This was compared to net loss attributable to CNET of $2.96 million, or loss per share of $0.10, for the same period last year.

Financial Condition

As of June 30, 2022, the Company had cash and cash equivalents of $4.45 million, compared to $7.17 million as of December 31, 2021. Accounts receivable, net was $3.24 million as of June 30, 2022, compared to $3.44 million as of December 31, 2021. Working capital was $9.82 million as of June 30, 2022, compared to $11.10 million as of December 31, 2021.

Net cash used in operating activities was $2.14 million for the second quarter of 2022, compared to $5.33 million for the same period last year. Net cash used in investing activities was $0.48 million for the second quarter of 2022, compared to $4.36 million for the same period last year.

About ZW Data Action Technologies Inc.

Established in 2003 and headquartered in Beijing, China, ZW Data Action Technologies Inc. (the “Company”) offers online advertising, precision marketing, data analytics and other value-added services for enterprise clients. Leveraging its fully integrated services platform, proprietary database, and cutting-edge algorithms, the Company delivers customized, result-driven business solutions for small and medium-sized enterprise clients in China. The Company also develops blockchain and artificial intelligence enabled web/mobile applications and software solutions for clients. More information about the Company can be found at: http://www.zdat.com/.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of ZW Data Action Technologies Inc., which can be identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including business uncertainties relating to government regulation of our industry, market demand, reliance on key personnel, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on ZW Data Action Technologies Inc.’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting ZW Data Action Technologies Inc. will be those anticipated by ZW Data Action Technologies Inc. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. ZW Data Action Technologies Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

For more information, please contact:

Sherry Zheng
Weitian Group LLC
Email: shunyu.zheng@weitian-ir.com
Phone: +1 718-213-7386

ZW DATA ACTION TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except for number of shares and per share data)

	June 30, 2022	December 31, 2021
	(US $)	(US $)
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents *	$4,454	$7,173
Accounts receivable, net of allowance for doubtful accounts of $2,454 and $2,236, respectively *	3,238	3,439
Prepayment and deposit to suppliers *	6,303	7,559
Due from related parties *	15	90
Other current assets, net *	1,602	1,657
Total current assets	15,612	19,918

Long-term investments *	2,216	2,280
Operating lease right-of-use assets *	2,038	2,019
Property and equipment, net *	307	375
Intangible assets, net	6,440	7,523
Long-term deposits and prepayments *	121	75
Deferred tax assets, net *	423	441
Total Assets	$27,157	$32,631

Liabilities and Equity
Current liabilities:
Accounts payable *	$567	$1,119
Advance from customers *	794	1,245
Accrued payroll and other accruals *	163	389
Taxes payable *	3,376	3,534
Operating lease liabilities *	391	202
Lease payment liability related to short-term leases *	105	152
Other current liabilities *	136	141
Warrant liabilities	257	2,039
Total current liabilities	5,789	8,821

Long-term liabilities:
Operating lease liabilities-Non current *	1,748	1,907
Long-term borrowing from a related party	130	137
Total Liabilities	7,667	10,865

Commitments and contingencies

Equity:
ZW Data Action Technologies Inc.’s stockholders’ equity
Common stock (US$0.001 par value; authorized 100,000,000 shares; issued and outstanding 35,827,677 shares and 35,332,677 shares at June 30, 2022 and December 31, 2021, respectively)	36	35
Additional paid-in capital	61,956	61,785
Statutory reserves	2,598	2,598
Accumulated deficit	(46,165)	(43,734)
Accumulated other comprehensive income	1,065	1,082
Total ZW Data Action Technologies Inc.’s stockholders’ equity	19,490	21,766

Total equity	19,490	21,766

Total Liabilities and Equity	$27,157	$32,631

*All of the VIEs' assets can be used to settle obligations of their primary beneficiary. Liabilities recognized as a result of consolidating these VIEs do not represent additional claims on the Company’s general assets.

ZW DATA ACTION TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except for number of shares and per share data)

	Six Months Ended June 30,		Three Months Ended June 30,
	2022	2021	2022	2021
	(US $)	(US $)	(US $)	(US $)
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues
From unrelated parties	$14,597	$22,947	$6,945	$14,551
From a related party	-	-	-	-
Total revenues	14,597	22,947	6,945	14,551
Cost of revenues	14,544	23,882	7,026	14,769
Gross profit/(loss)	53	(935)	(81)	(218)

Operating expenses
Sales and marketing expenses	147	101	78	73
General and administrative expenses	4,046	8,895	2,498	7,899
Research and development expenses	124	163	56	89
Total operating expenses	4,317	9,159	2,632	8,061

Loss from operations	(4,264)	(10,094)	(2,713)	(8,279)

Other income/(expenses)
Interest income	75	2	29	1
Other (expenses)/income, net	(28)	302	(19)	326
Loss on disposal of long-term investments	-	(38)	-	(38)
Change in fair value of warrant liabilities	1,782	6,829	987	4,322
Total other income	1,829	7,095	997	4,611

Loss before income tax benefit and noncontrolling interests	(2,435)	(2,999)	(1,716)	(3,668)
Income tax benefit	4	40	2	22
Net loss	(2,431)	(2,959)	(1,714)	(3,646)
Net income attributable to noncontrolling interests	-	(2)	-	-
Net loss attributable to ZW Data Action Technologies Inc.	$(2,431)	$(2,961)	$(1,714)	$(3,646)

Net loss	$(2,431)	$(2,959)	$(1,714)	$(3,646)
Foreign currency translation (loss)/gain	(17)	(23)	5	(4)
Comprehensive loss	$(2,448)	$(2,982)	$(1,709)	$(3,650)
Comprehensive (income)/loss attributable to noncontrolling interests	-	(1)	-	1
Comprehensive loss attributable to ZW Data Action Technologies Inc.	$(2,448)	$(2,983)	$(1,709)	$(3,649)

Loss per share
Loss per common share
Basic and diluted	$(0.07)	$(0.10)	$(0.05)	$(0.11)

Weighted average number of common shares outstanding:
Basic and diluted	35,442,345	30,727,546	35,528,776	32,925,488

ZW DATA ACTION TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Six Months Ended June 30,
	2022	2021
	(US $)	(US $)
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net loss	$(2,431)	$(2,959)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	1,108	282
Amortization of operating lease right-of-use assets	134	92
Share-based compensation expenses	84	6,857
Provision for allowances for doubtful accounts	947	-
Loss on disposal of long-term investments	-	38
Deferred taxes	(4)	(40)
Change in fair value of warrant liabilities	(1,782)	(6,829)
Other non-operating income	(72)	-
Changes in operating assets and liabilities
Accounts receivable	(290)	(1,284)
Prepayment and deposit to suppliers	1,100	(980)
Due from related parties	60	-
Other current assets	29	8
Long-term deposits and prepayments	(51)	(554)
Accounts payable	(513)	403
Advance from customers	(402)	89
Accrued payroll and other accruals	(220)	(197)
Other current liabilities	311	(123)
Taxes payable	8	(49)
Lease payment liability related to short-term leases	(41)	(54)
Operating lease liabilities	(119)	(31)
Net cash used in operating activities	(2,144)	(5,331)

Cash flows from investing activities
Payment for leasehold improvements and purchase of vehicles, furniture and office equipment	-	(221)
Cash effect of deconsolidation of VIEs’ subsidiaries	-	(8)
Investments and advances to ownership investee entities	-	(463)
Repayment from ownership investee entities	12	-
Short-term loans to unrelated parties	(2,600)	(312)
Repayment of short-term loans and interest income from unrelated parties	2,109	1,303
Payment for purchase of software technologies	-	(1,160)
Deposit and prepayment paid for contracts of other investing activities	-	(3,500)
Net cash used in investing activities	(479)	(4,361)

Cash flows from financing activities
Proceeds from issuance of common stock and warrant (net of cash offering cost of US$1,600)	-	17,111
Net cash provided by financing activities	-	17,111

Effect of exchange rate fluctuation on cash and cash equivalents	(96)	36

Net (decrease)/increase in cash and cash equivalents	(2,719)	7,455

Cash and cash equivalents at beginning of the period	7,173	4,297
Cash and cash equivalents at end of the period	$4,454	$11,752